As filed with the Securities and Exchange Commission on March 26, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3419202
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

2 Venture Plaza, Suite 350, Irvine, CA  92618
 (Address of Principal Executive Offices and Zip Code)

Patient Safety Technologies, Inc. 2009 Stock Option Plan, as amended
Stock Option Agreements by and between Patient Safety Technologies, Inc. and each of:
Brian Stewart, David Dreyer, Tony Embree, Jason Williamson, and Nathan Myers
(Full title of the plan)

Brian E. Stewart
President and Chief Executive Officer
2 Venture Plaza, Suite 350
Irvine, California 92618
(Name and address of agent for service)
(949) 387-2277
(Telephone number, including area code, of agent for service)

With a copy to:

Ben D. Orlanski, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA 90064
(310) 312-4000
(310) 312-4224 Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.0001 par value per share	1,375,000	(2)	$1.645	(11)	$2,261,875	(11)	$308.52
Common stock, $0.0001 par value per share	50,000	(3)	$1.69	(12)	$84,500.00	(12)	$11.53
Common stock, $0.0001 par value per share	75,000	(3)	$1.74	(12)	$130,500.00	(12)	$17.80
Common stock, $0.0001 par value per share	1,500,000	(4)	$0.80	(13)	$1,200,000.00	(13)	$163.68
Common stock, $0.0001 par value per share	33,334	(5)	$0.75	(13)	$25,000.50	(13)	$3.41
Common stock, $0.0001 par value per share	100,000	(6)	$1.20	(13)	$120,000.00	(13)	$16.37
Common stock, $0.0001 par value per share	100,000	(7)	$1.20	(13)	$120,000.00	(13)	$16.37
Common stock, $0.0001 par value per share	30,000	(8)	$1.20	(13)	$36,000.00	(13)	$4.91
Common stock, $0.0001 par value per share	20,000	(9)	$1.20	(13)	$24,000.00	(13)	$3.27
Common stock, $0.0001 par value per share	20,000	(10)	$1.20	(13)	$24,000.00	(13)	$3.27

(1)  In addition to the shares set forth in the table, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminable number of shares of the registrant’s common stock that may be issuable pursuant to the anti-dilution provisions of the 2009 Stock Option Plan, as amended, and the Non-Plan Stock Option Agreements listed in footnotes (4) through (10) below.

(2)  Represents shares of common stock authorized for issuance under the registrant’s 2009 Stock Option Plan, as amended, less the shares of common stock referred to in footnote (3), below.  In addition, 3,000,000 shares of common stock authorized for issuance under the registrant’s 2009 Stock Option Plan, as amended, were previously registered with the Commission on a Registration Statement on Form S-8 (File No. 333-164927) on February 16, 2010.  On July 18, 2012, the 2009 Stock Option Plan was amended to increase the common stock authorized for issuance under the plan from 3,000,000 to 4,500,000 shares.

(3)  Represents shares of common stock issuable upon the exercise of options granted under the registrant’s 2009 Stock Option Plan, as amended.  In addition, 3,000,000 shares of common stock authorized for issuance under the registrant’s 2009 Stock Option Plan, as amended, were previously registered with the Commission on a Registration Statement on Form S-8 (File No. 333-164927) on February 16, 2010.  On July 18, 2012, the 2009 Stock Option Plan was amended to increase the common stock authorized for issuance under the plan from 3,000,000 to 4,500,000 shares.

(4)  Represents shares of common stock issuable upon the exercise of options granted to Brian Stewart pursuant to a Non-Plan Stock Option Agreement on November 15, 2010.

(5)  Represents shares of common stock issuable upon the exercise of options granted to David Dreyer pursuant to a Non-Plan Stock Option Agreement on October 22, 2010.

(6)  Represents shares of common stock issuable upon the exercise of options granted to Brian Stewart pursuant to a Non-Plan Stock Option Agreement on January 30, 2012.

(7)  Represents shares of common stock issuable upon the exercise of options granted to David Dreyer pursuant to a Non-Plan Stock Option Agreement on January 30, 2012.

(8)  Represents shares of common stock issuable upon the exercise of options granted to Tony Embree pursuant to a Non-Plan Stock Option Agreement on February 11, 2012.

(9)  Represents shares of common stock issuable upon the exercise of options granted to Jason Williamson pursuant to a Non-Plan Stock Option Agreement on February 6, 2012.

(10)  Represents shares of common stock issuable upon the exercise of options granted to Nathan Myers pursuant to a Non-Plan Stock Option Agreement on February 6, 2012.

(11)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act.  The price per share and aggregate offering price are calculated based upon the average of the high and low price per share of the registrant’s common stock on the OTC Bulletin Board on March 22, 2013.

(12) Pursuant to Rule 457(g) under the Securities Act, the price per share and aggregate offering price are calculated based upon the actual exercise price per share set forth in the applicable Plan Stock Option Agreements.

(13)  Pursuant to Rule 457(g) under the Securities Act, the price per share and aggregate offering price are calculated based upon the actual exercise price per share set forth in the applicable Non-Plan Stock Option Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

Patient Safety Technologies, Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-164927) (the “Prior Registration Statement”) with the Commission on February 16, 2010, covering the registration of 3,000,000 shares issuable under the Company’s 2009 Stock Option Plan, as amended (“2009 Plan”).  On July 18, 2012, the Company amended the 2009 Plan to increase the common stock authorized for issuance under the 2009 Plan from 3,000,000 to 4,500,000 shares.

This registration statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Patient Safety Technologies, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement on Form S-8:

(a)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 27, 2012;

(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 18, 2013;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 12, 2013;

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 19, 2013;

(e)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 26, 2013; and

(f)
The description of the Registrant’s common stock, $0.0001 par value per share, contained in its Current Report on Form 8-K filed with the Commission on March 26, 2013, including all other amendments and reports filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein to be part of this registration statement on Form S-8 from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement on Form S-8 to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement on Form S-8.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s personal liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that no current or former director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:  (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit.  The Registrant’s Charter also authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of, and advancement of expenses to, the Registrant’s agents and any other persons to which the DGCL permits.

In accordance with Section 145, the Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors, and any employee who serves as an officer or director of any corporation at the Registrant’s request. Article IV of the Registrant’s Bylaws further provides that directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by him or on his behalf in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

These indemnification provisions may permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement for expenses incurred) under the Securities Act.

All of the Registrant’s directors and officers will be covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation dated August 19, 2009 (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 13, 2009), as amended by amendments dated July 24, 2012 and July 31, 2012 (which amendments are incorporated by reference to Annex A and B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 27, 2012)

4.2	By-laws of the Registrant (incorporated by reference to the Registrant’s Form N-2 filed with the Securities and Exchange Commission on July 31, 1992)

4.3	Certificate of Designation of Series A Convertible Preferred Stock (included in Exhibit 4.1 hereto)

4.4
Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2010)

4.5
Patient Safety Technologies, Inc. 2009 Stock Option Plan, as amended (incorporated by reference to Annex D to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 27, 2012)

4.6
Form of Stock Option Agreement under 2009 Stock Option Plan, as amended (incorporated by reference to Exhibit 4.4  to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 16, 2010)

4.7
Non-Plan Stock Option Agreement with Brian Stewart on November 15, 2010 (incorporated by reference to Exhibit 10.60  to the Registrant’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on December 5, 2011)

4.8
Non-Plan Stock Option Agreement with David Dreyer on October 22, 2010 (incorporated by reference to Exhibit 10.61  to the Registrant’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on December 5, 2011)

4.9	Non-Plan Stock Option Agreement with Brian Stewart on January 30, 2012*

4.10	Non-Plan Stock Option Agreement with David Dreyer on January 30, 2012*

4.11	Non-Plan Stock Option Agreement with Tony Embree on February 11, 2012*

4.12	Non-Plan Stock Option Agreement with Jason Williamson on February 6, 2012*

4.13	Non-Plan Stock Option Agreement with Nathan Myers on February 6, 2012*

5.1	Opinion of Manatt Phelps & Phillips, LLP *

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, L.L.P., Independent Registered Public Accounting Firm *

23.2	Consent of Manatt Phelps & Phillips, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement on Form S-8)

* Filed herewith

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement on Form S-8 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement on Form S-8 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement on Form S-8; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement on Form S-8 or any material change to such information in this registration statement on Form S-8; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement on Form S-8; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement on Form S-8 shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on March 25, 2013.

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/s/ Brian E. Stewart
Brian E. Stewart
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian E. Stewart and David Dreyer, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Director, President and Chief Executive Officer
/s/ Brian E. Stewart	(Principal Executive Officer)	March 25, 2013
Brian E. Stewart

Executive Vice President, Chief Financial Officer (Principal Financial Officer and
/s/ David C. Dreyer	Principal Accounting Officer), Secretary	March 25, 2013
David C. Dreyer

/s/ John P. Francis	Director	March 25, 2013
John P. Francis

/s/ Louis Glazer, M.D. Ph.G.	Director	March 25, 2013
Louis Glazer, M.D., Ph. G.

/s/ Lynne Silverstein	Director	March 25, 2013
Lynne Silverstein

/s/ Wenchen Lin	Director	March 25, 2013
Wenchen Lin